Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 18, 2022, with respect to the statutory financial statements and financial statement schedules I, III, IV and V of Nationwide Life Insurance Company, included herein, and to the reference to our firm under the heading "Experts" in the registration statement on Form S-1 (File No. 333-237472).
/s/ KPMG LLP
Columbus, Ohio
March 30, 2022